UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  January 27, 2010

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania Avenue, Oklahoma City, Oklahoma (Address of principal executive offices)		73107 (Zip Code)

Registrant's telephone number, including area code     (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01.  Other Events

On January 27, 2011, LSB Industries, Inc. (the “Company”) declared cash dividends on its outstanding preferred stock as follows: (a) $12.00 per share on the outstanding shares of Series B Preferred, representing an aggregate dividend of $240,000, payable on March 31, 2011; (b) $.06 per share on the outstanding shares of Series D Preferred, representing an aggregate dividend of $60,000, payable on March 31, 2011; and (c) $10.00  per share on the 474 outstanding shares of its Convertible, Noncumulative Preferred Stock, representing an aggregate dividend of $4,740, payable April 1, 2011.  The record date for each dividend declaration is March 18, 2011.

The Company intends to fund the payment of the dividends on the outstanding preferred stock using its working capital.  Upon the payment of these dividends, the Company will have no accrued and unpaid dividends due on its preferred stock.

 All outstanding shares of the Series B Preferred and Series D Preferred are owned by Jack E. Golsen, the Company’s Chairman of the Board and CEO, members of his immediate family (spouse and children), including Barry H. Golsen, the Company’s Vice Chairman and President, entities owned by them and trusts for which they possess voting or dispositive power as trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 31, 2011

LSB INDUSTRIES, INC.

By: /s/ Tony M. Shelby
Name:  Tony M. Shelby
Title:    Executive Vice President and
Chief Financial Officer